NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 26, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 9, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Structured Asset Trust Unit Repackagings (SATURNS), Aon Capital Security Backed Series 2002-1 Trust (the 'Trust') announced on March 9, 2007, that a 'Trust Wind Up Event' has occurred under the terms of the Trust Agreement governing the Trust and that the Trust will liquidate its assets and terminate. On February 27, 2007, the Call Options holder for the SATURNS 2002-1 Trust (the 'Trust') notified the Trust of its intent to exercise its Call Options representing its right to call all of the Underlying Securities owned by the Trust. Upon settlement of the Call Options on or about March 9, 2007, Unitholders will receive the par value plus accrued interest, of each Class A Unit and accrued interest outstanding on each Class B Unit. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 12, 2007.